Exhibit 10.5(d)

AMENDMENT NO. 4, dated as of June 6, 2007, to the Employment Agreement dated as of August 1, 2000 (the “Original Employment Agreement”, with such Original Employment Agreement, as previously amended, being herein called the “Employment Agreement”), between Blyth, Inc., a Delaware corporation (the “Company”), and Robert B. Goergen (the “Executive”).

WHEREAS, in light of the fact that the Executive did not receive any adjustment in his compensation in recognition of the postponement, pursuant to a previous amendment to Section 6(a) of the Original Employment Agreement, of the commencement date for the payment to him of supplemental pension benefits, the Company and the Executive desire to amend the Employment Agreement so as to provide for the deferred payment of an additional supplemental pension benefit to the Executive; and

WHEREAS, the Company and the Executive wish to clarify the dates on which the supplemental pension benefit will be due and payable under Section 6(a) of the Employment Agreement;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement so as to defer any payment to the Executive of the supplemental pension benefit that would result in the imposition of interest and/or penalties upon the Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or that would result in the loss of a tax deduction by the Company pursuant to Section 162(m) of the Code; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to comply with Section 409A of the Code pursuant to the final regulations promulgated thereunder.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.                                       Section 1(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

““Disability”” shall have the meaning ascribed thereto in Section 409A(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4)(i).  In addition, “Disability” shall include the events listed in Treasury Regulation Section 1.409A-3(i)(4)(iii) to the extent permitted thereunder.

2.                                       Section 6(a) of the Employment Agreement is hereby amended effective January 1, 2008 by (a) deleting the period that appears at the end of the first sentence thereof and substituting a comma in lieu thereof, and (b) adding the following clause immediately after such comma: “which amount shall be payable in four equal quarterly installments each year, commencing on the earlier of August 1, 2010 or the day following the termination of the Employment Period.

3.                                       Section 6 of the Employment Agreement is hereby amended by adding a new subsection (c) thereto to read as follows:

(c)                                  Anything to the contrary in Section 6(a) notwithstanding, and except as provided below, the Company shall not be obligated to pay the Executive the annuity that is provided for therein if and to the extent that interest and/or penalties would be payable by the Executive pursuant to Section 409A of the Code or additional taxes would be payable by the Company as the result of the loss of a tax deduction pursuant to Section 162(m) of the Code by reason of such payment; provided, however, that any portion of such annuity that is not paid to the Executive by reason of this Section 6(c) shall be payable to the Executive following his Separation from Service as provided in Section (9)(l) hereof; and provided, further, that the Company shall not defer payment of the annuity pursuant to this Section 6(c) if such deferral would result in the imposition of interest and/or penalties upon the Executive pursuant to Section 409A of the Code.

4.                                       Section 9(k) of the Employment Agreement is hereby amended to read in its entirety as follows:

Anything to the contrary herein notwithstanding, the Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder, and herein called a “Separation from Service”) with the Company until the date which is 6 months after the date of such Separation from Service (or, if earlier, the date of death of the Executive) if, and to the extent that interest and/or penalties would be payable in respect of such compensation or benefits pursuant to Section 409A(a)(1)(B) of the Code and the regulations promulgated thereunder if paid prior to such date; provided, however, that in the event that the Company does not pay the Executive compensation or benefits by reason of the provisions of this subparagraph (k), then, on the date which is 6 months after the date of such Separation from Service, it shall pay all of such compensation and benefits as was not so paid.

5.                                       Section 9 of the Employment Agreement is hereby amended by adding the following new subsection (l) at the end thereof to read in its entirety as follows:

(l)                                     In addition to the annuity that is described in Section 6(a) hereof, the Executive shall earn, until the Executive’s Separation from Service, an additional supplemental pension benefit in a quarterly amount of $125,000, commencing retroactively as of August 1, 2006, and each November 1, February 1, May 1 and

August 1 thereafter; provided, however, the payment of such additional supplemental compensation to the Executive shall be deferred until after the Executive’s Separation from Service.  Upon the Executive’s Separation from Service with the Company, but subject to Section 9(k) hereof, the Company shall be obligated to pay the Executive an amount (hereinafter called the “Deferred Supplemental Pension Benefit Obligation”) equal to the sum of (i) the additional supplemental pension benefit to which the Executive became entitled pursuant to this Section 9(l) prior to his Separation from Service with the Company, together with interest thereon at the rate of 6% per annum, compounded quarterly, calculated from the dates that the Executive earned the same to the date of the Executive’s Separation from Service with the Company, plus (ii) the amount of any annuity payments that were deferred, in whole or in part, pursuant to Section 6(c) hereof, together with interest thereon at 6% per annum, compounded quarterly, calculated from the dates that such annuity payments or any portion thereof were deferred to the date of the Executive’s Separation from Service with the Company.  The unpaid Deferred Supplemental Pension Benefit Obligation shall bear interest at the rate of 6% per annum, compounded quarterly, commencing on the day following the Executive’s Separation from Service with the Company.  The Deferred Supplemental Pension Benefit Obligation, and the interest thereon, shall be payable, subject to Section 9(k) hereof, on the day after each anniversary of the Executive’s Separation from Service with the Company, in annual installments of $400,000, which amount shall be applied first to interest accrued on the Deferred Supplemental Pension Benefit Obligation and then to reduce the outstanding balance thereof; provided, however, that the last such installment shall be payable in the amount of the then unpaid Deferred Supplemental Pension Benefit Obligation, together with then accrued interest thereon; and provided, further, that the entire unpaid balance of the Deferred Supplemental Pension Benefit Obligation, together with all accrued and unpaid interest thereon, shall be payable upon the Executive’s death, unless such payment would result in the Company losing a tax deduction pursuant to Code Section 162(m), in which case the Company shall continue to make the annual installment payments to the Executive’s estate until the entire Deferred Supplemental Pension Benefit Obligation and all accrued interest thereon has been paid in full.

6.                                      Except as amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Blyth, Inc.

By:
Its:

The Executive:

Robert B. Goergen